Exhibit 99.1

Sunoco LP to Provide Investor Update

HOUSTON, November 17, 2014 - Sunoco LP (NYSE: SUN) will participate in an investor presentation on Tuesday, November 18, as part of the Energy Transfer family of partnerships’ Analyst Meeting in Dallas. The presentation will not be webcast, but accompanying presentation materials will be available the morning of the presentation on the partnership’s Investor Relations website at www.SunocoLP.com.

The presentation will provide an update on the activities at ETP’s retail marketing segment - which includes SUN - as well as an overview of SUN’s financial and operating results, current liquidity position and future plans and expectations, including 2015 capital spending.

About Sunoco LP
Sunoco LP is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 100 convenience stores and retail fuel sites.  SUN’s general partner is a wholly owned subsidiary of ETP. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail business with a network of more than 5,500 company or independently operated retail fuel outlets and convenience stores through its wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC.  For more information, visit the Sunoco LP website at www.SunocoLP.com.

Contacts
Investors:
Clare McGrory, Senior VP, Finance and Investor Relations
(610) 833-3400, cpmcgrory@sunocoinc.com
Anne Pearson
Dennard-Lascar Associates
(210) 408-6321, apearson@dennardlascar.com

Media:
Jeff Shields, Communications Manager
(215) 977-6056, jpshields@sunocoinc.com
Jessica Davila-Burnett, Public Relations Director
(361) 654-4882, jessica.davila-burnett@susser.com